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NEWS RELEASE

TOSHIBA MEDICAL SYSTEMS CORPORATION ANNOUNCES EARLY TERMINATION OF
HSR WAITING PERIOD FOR ITS OFFER FOR SHARES OF VITAL IMAGES, INC.

        New York, New York, May 23, 2011 and Tokyo, Japan, May 23, 2011—Toshiba Medical Systems Corporation ("TMSC") today announced that, on May 20, 2011, the U.S. Federal Trade Commission granted early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the cash tender offer by TMSC and its wholly-owned subsidiary, Magenta Corporation ("Merger Sub"), for all of the outstanding shares of common stock of Vital Images, Inc. (Nasdaq: VTAL) ("Vital Images").

        The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, June 8, 2011, unless the tender offer is extended. The early termination of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the tender offer. Consummation of the tender offer remains subject to other customary conditions, including the tender of a majority of the outstanding shares of Vital Images' common stock on a fully diluted basis.

        As previously announced, TMSC and Merger Sub commenced a cash tender offer on May 11, 2011, for all of the outstanding shares of common stock of Vital Images at a price of $18.75 per share. The tender offer was made pursuant to an Offer to Purchase dated May 11, 2011 and in connection with an Agreement and Plan of Merger dated April 27, 2011 among TMSC, Merger Sub and Vital Images, announced on April 27, 2011.

About Toshiba Medical Systems Corporation

        TMSC is a leading worldwide provider of medical diagnostic imaging systems and comprehensive medical solutions, such as CT, X-ray and vascular, ultrasound, nuclear medicine, and MRI systems, as well as information systems for medical institutions. TMSC has been providing medical products for over 80 years. In October 2003, TMSC, which prior to that time had been operating as the Medical Systems Division of Toshiba Corporation ("Toshiba"), was established as a stand-alone member of the Toshiba group. TMSC is a wholly-owned subsidiary of Toshiba.

        Toshiba is a worldwide leader in technology, electronic and electrical products, digital consumer products, electronic devices and components, power systems, industrial and social infrastructure systems and home appliances. Toshiba was founded in 1875, and today operates a global network of more than 490 companies, with 203,000 employees worldwide and annual sales surpassing US$77 billion.

Additional Information

        This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase shares of Vital Images' common stock are being made pursuant to the Offer to Purchase, a related Letter of Transmittal and other tender offer documents that have been filed by Merger Sub, TMSC and Toshiba with the U.S. Securities and Exchange Commission (the "SEC") on May 11, 2011, on a Tender Offer Statement on Schedule TO, as subsequently amended. In addition, on May 11, 2011, Vital Images filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Shareholders of Vital Images are strongly advised to read these documents carefully because they contain important information that shareholders should consider before making any decision with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, together with the Solicitation/Recommendation Statement, were mailed to shareholders of Vital Images and are available to all shareholders of Vital Images at no expense to them on the SEC's website at www.sec.gov. In addition, free copies of these materials may be obtained from the information agent for the tender offer, MacKenzie Partners, Inc., by calling toll-free at (800) 322-2885 or collect at (212) 929-5500, or by emailing tenderoffer@mackenziepartners.com.

Forward-Looking Statements

        This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Vital Images' shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. The forward-looking statements made in this release are made only as of the date of this release, and TMSC undertakes no obligation to update them to reflect subsequent events or circumstances.

CONTACTS:

At TMSC:
Catherine M. Wolfe
Phone: +1-714-669-4140
E-mail: cwolfe@tams.com

Hiroyuki Tachikawa
Phone: +81-287-26-5100
E-mail: hiroyuki.tachikawa@toshiba.co.jp

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NEWS RELEASE
TOSHIBA MEDICAL SYSTEMS CORPORATION ANNOUNCES EARLY TERMINATION OF HSR WAITING PERIOD FOR ITS OFFER FOR SHARES OF VITAL IMAGES, INC.